EXHIBIT 99.1

Kowabunga! Completes $20 Million Credit Facility with Wachovia Bank

CLEARWATER, Fla. — February 28, 2008 — Think Partnership Inc. d.b.a. Kowabunga!®  (AMEX: THK), the leading provider of interactive performance-based advertising networks and technology platforms, today announced that it has completed a $20 million credit facility with Wachovia Bank, N.A.  The credit facility consists of a $15 million revolving loan facility and a $5 million term loan. The company will use the $5 million term loan to retire existing debt with Wachovia.

As detailed in the loan agreements, the company is limited to borrowings under the revolving facility equal to 1.75 times its trailing pro forma adjusted EBITDA and is required to maintain certain total debt to EBITDA ratios. Other various terms of the agreement are qualified in their entirety by the definitive loan agreements which the company will file as an exhibit to a report on Form 8-K filed on February 29, 2008.

Jody Brown, chief financial officer of Kowabunga!, stated, “The new credit facilities with Wachovia provide us greater financial flexibility at attractive borrowing rates.  It will allow us to continue to maintain a strong balance sheet, while providing the company an additional source of capital for general corporate purposes.”

Scott P. Mitchell, president and chief executive officer of Kowabunga!, added, “We are very pleased to continue our long term banking relationship with Wachovia and consider these extended and more flexible credit facilities a strong vote of confidence for what we are building here at Kowabunga!.  Access to capital on more flexible terms will enhance our ability to continue on the path of growth, particularly in our Ad Network business, which grew approximately 65% in the fourth quarter of 2007 over the same period 2006.”

About Kowabunga!® Inc.

Think Partnership Inc. is now doing business under the name “Kowabunga!® Inc.” and will seek formal shareholder approval to change its legal name to Kowabunga!® Inc. later in 2008. Kowabunga Marketing Inc. will continue as a subsidiary, operating its affiliate network and related products.

Kowabunga! Inc. is the leading provider of interactive performance-based advertising networks and technology platforms. Kowabunga! provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Kowabunga! also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick AdExchange™, MyAP™, PrimaryAds™, BabyToBee™, Second Bite® and MSA. For more information, visit www.kowabunga.com.

Forward Looking Statements

Statements made in this press release that express the company's or management's intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company's actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company's report, as filed with the Securities and Exchange Commission on Form 10-K, filed March 29, 2007, under the section headed "Risk Factors." The company cannot guarantee future financial results, levels of activity, performance or achievements, and investors should not place undue reliance on the company's forward-looking statements.

Contact:

Kowabunga!®

Tanya Boggs, Director of Marketing, 727-324-0046, x2170

tanya.boggs@kowabunga.com

or

ICR Inc.

Ina McGuinness, 310-954-1100